Exhibit 23.1 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of International Smart Sourcing, Inc. on Form S-3 (File No. 333-48701) of our report dated January 23, 2009 with respect to our audits of the financial statements of International Smart Sourcing, Inc. as of December 31, 2008 and for the years ended December 31, 2008 and December 31, 2007, which report is included in this Annual Report on Form 10-K of International Smart Sourcing, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, NY
January 23, 2009